9 ROMEOPOWER 4380 Ayers Ave, Vernon, CA 90058 +1 888.331.7917 JUN 13, 2021 Kerry A. Shiba Dear Kerry, Romeo Power, Inc., a Delaware corporation (the "Company"), is pleased to offer you ("Employee") employment with the Company on the terms described below. 1. Position. You will start in a full-time position as Chief Financial Officer, and you will report to the Company's Chief Executive Officer. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company. 2. Base Salary. You will be paid a starting salary at the rate of $400,000.00 per year, which will be paid in accordance with the Company's standard payroll policies and subject to applicable withholdings and other required deductions. 3. Signing Bonus. The Company will pay you a cash signing bonus of $100,000.00, net of all necessary withholdings and required deductions, within thirty (30) days of employment. 4. Restricted Stock Units. Subject only to formal Board of Director approval, you will receive a one-time grant of restricted stock units ("RSUs") of the Company's stock equal to approximately $300,000 based on the grant date value of the award. Such RS Us will be subject to a three-year ratable vesting schedule, with one third vesting on the first anniversary of the grant date and the remainder vesting ratably each quarter of the last two years. 5. Short Term Incentive. If the Company succeeds in meeting its annual financial objectives and you succeed in meeting your individual annual objectives, you will be entitled to receive an annual bonus equal to sixty percent (60%) of your base salary, net of all necessary withholdings and required deductions, subject to your remaining employed through the bonus payment date. Such annual bonus would not be prorated for the partial year of employment in 2021. 6. Long Term Incentive. Subject only to formal approval of the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"), you will receive an annual grant of the Company's stock equal to approximately $750,000. For 2021 only, your long term incentive grant will be doubled such that you will receive a grant equal to approximately $1,500,000. Seventy-five percent (75%) of the annual stock award will be in the Romeo Power, Inc. I 4380 Ayers Avenue Vernon, CA 90058 info@romeopower.com romeopower.com